Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.constellationenergypartners.com

Investor Contact: Charles C. Ward

                                (877) 847-0009

Constellation Energy Partners Furthers

Relationship with Sanchez Oil & Gas

HOUSTON--(BUSINESS WIRE)—May 8, 2014--Constellation Energy Partners LLC (NYSE MKT: CEP) today reported that it has entered into a series of agreements with affiliates of Sanchez Oil & Gas Corporation (the "Services Agreements").  Under the Services Agreements, CEP anticipates significant integration of technical as well as general and administrative functions before the end of 2014.

“With the Services Agreements now in place, CEP can continue on the path of developing what we believe will be a transformative relationship with Sanchez Oil & Gas,” commented Stephen R. Brunner, President and Chief Executive Officer of CEP. “We expect that the relationship will provide CEP with additional asset acquisition opportunities, a means to achieving enhanced deal flow, and an opportunity to integrate with and directly leverage the skills and personnel of Sanchez Oil & Gas, a proven operator with an outstanding technical team and experience that spans across multiple basins in the U.S.”

Additional details concerning the Services Agreement can be found in the company’ filings with the Securities and Exchange Commission and on the company’ Web site (http://www.constellationenergypartners.com).

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings.  All forward-looking statements speak only as of the date of this news release.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.